Exhibit 99.2

Final Transcript: OCC –Q2 2017 Earning Conference Call - 06/13/17 10:00 AM

CORPORATE PARTICIPANTS

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher – Investor Relations

Neil D. Wilkin - Optical Cable Corporation - Chairman, President and Chief Executive Officer

Tracy G. Smith - Optical Cable Corporation – Senior Vice President and Chief Financial Officer

PRESENTATION

Operator

Good morning. My name is Krystal and I will be your conference operator today. At this time, I would like to welcome everyone to Optical Cable Corporation's second quarter of fiscal year 2017 earnings conference call. (Operator Instructions).

Thank you. Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher – Investor Relations

Thanks, Krystal. Good morning, and thank you all for participating on Optical Cable Corporation's second quarter of fiscal year 2017 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President and Chief Executive Officer

Thank you, Andrew, and good morning, everyone. I will begin the call today with a few opening remarks regarding our second quarter of fiscal year 2017. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2017 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

During our second quarter and the first half of fiscal year 2017, we continued to see increases in our gross profit and gross profit margin. This resulted in improvements to our bottom line when compared to the same periods last year. We also are successfully executing on product innovation and marketing initiatives in markets we have identified as having attractive growth potential. We are beginning to see the positive results from these efforts. We have seen particular strength in a number of our specialty markets, which we believe are directly attributable to our efforts. Our success has been tempered by weakness in other markets which are experiencing some external challenges—the military market in particular.

Final Transcript: OCC –Q2 2017 Earning Conference Call - 06/13/17 10:00 AM

OCC will continue to focus time and resources on those markets with the greatest opportunities, while also appropriately positioning OCC in those markets which may be challenging today, but offer future opportunities for us.

We continue to be mindful of our expenses, however, we are making appropriate investments in personnel and initiatives that we believe are necessary for future growth. We are confident that we are taking the right steps to strengthen OCC and are focused on working to build on this important momentum to further improve our top and bottom lines through execution of our strategic plan.

And with that, I'll now turn the call over to Tracy Smith, who will review some specifics regarding our second quarter financial results.

Tracy G. Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Thank you, Neil. Consolidated net sales for the second quarter of fiscal 2017 were $15.8 million, a decrease of 3% compared to net sales of $16.3 million for the second quarter of fiscal 2016. We experienced an increase in net sales in our specialty markets in the second quarter of fiscal 2017 compared to the same period last year, despite significant weakness in the military and wireless carrier portions of our specialty markets. The net increase in net sales in our specialty markets was offset by a decrease in net sales in our enterprise markets. Sequentially, net sales increased 8.5% in the second quarter of fiscal 2017, compared to net sales of $14.6 million for the first quarter of fiscal 2017, with increases in both our enterprise and specialty markets.

Consolidated net sales for the first half of fiscal 2017 increased slightly to $30.5 million, compared to net sales of $30.4 million for the first half of fiscal 2016. We experienced an increase in net sales in our enterprise markets in the first half of fiscal 2017 compared to the same period last year, but this increase was partially offset by a decrease in net sales in our specialty markets as a result of the significant decreases in the military and wireless carrier portions of our specialty markets. Net sales outside of the United States continue to be negatively impacted by a strong U.S. dollar relative to other currencies, particularly in certain geographic regions.

Turning to gross profit—gross profit increased 24.4% to $5.7 million in the second quarter of fiscal 2017, compared to $4.6 million in the second quarter of fiscal 2016. Gross profit margin, or gross profit as a percentage of net sales, increased to 35.7% in the second quarter of fiscal 2017, compared to 27.9% in the second quarter of fiscal 2016. Sequentially, gross profit increased 17.7% in the second quarter of fiscal 2017 compared to the first quarter of fiscal 2017.

Gross profit increased 30% to $10.5 million in the first half of fiscal 2017, compared to $8.1 million in the first half of fiscal 2016. Gross profit margin increased to 34.4% in the first half of fiscal 2017, compared to 26.5% in the first half of fiscal 2016.

Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis. Gross profit margin for the second quarter and first half of fiscal 2017 was positively impacted by a shift in product mix toward the sale of certain higher margin products in the second quarter and first half of fiscal 2017 compared to the same periods in fiscal 2016.

SG&A expenses increased 10.2% to $5.9 million during the second quarter of fiscal 2017, compared to $5.4 million for the same period last year. SG&A expenses as a percentage of net sales were 37.2% in the second quarter of fiscal 2017, compared to 32.8% in the second quarter of fiscal 2016.

SG&A expenses increased 6.2% to $11.1 million during the first half of fiscal 2017, compared to $10.4 million for the same period last year. SG&A expenses as a percentage of net sales were 36.4% in the first half of fiscal 2017, compared to 34.4% in the first half of fiscal 2016.

Final Transcript: OCC –Q2 2017 Earning Conference Call - 06/13/17 10:00 AM

The increase in SG&A expenses in the second quarter and first half of fiscal 2017, when compared to the same periods last year, primarily resulted from increases in employee related costs, marketing expenses and legal fees, and was partially offset by a decrease in SG&A expenses associated with Centric Solutions.

Net loss attributable to OCC for the second quarter of fiscal 2017 was $239,000, or $0.04 per basic and diluted share, compared to a net loss attributable to OCC of $983,000, or $0.15 per basic and diluted share, for the second quarter of fiscal 2016.

Net loss attributable to OCC for the first half of fiscal 2017 was $855,000, or $0.13 per basic and diluted share, compared to a net loss attributable to OCC of $2.7 million, or $0.43 per basic and diluted share, for the first half of fiscal 2016.

During the second quarter of fiscal 2017, we modified our real estate term loans with the Bank of North Carolina, extending our maturity date from April 30, 2018 to May 1, 2024, at a fixed interest rate of 3.95%.

As of April 30, 2017, we had outstanding borrowings of $4.9 million on our revolving credit note and $2.1 million in available credit. We also had outstanding loan balances of $6.8 million under our real estate term loans.

Now, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President and Chief Executive Officer

Thank you, Tracy. And now if you have any questions, we are happy to answer them. Operator, if you could please indicate the instructions for our participants to call in questions they may have, if any, I would appreciate it.

Krystal?

QUESTION AND ANSWERS

Operator

(Operator Instructions) Hold for your first question, it comes from the line of John Deysher with Pinnacle.

John Deysher - Pinnacle

Hi, good morning. Regarding the SG&A increase, I was just wondering if you can provide some color there as to why -- or specifically, what drove the increase there? You mentioned employee-related costs, legal fees and marketing expenses and we were just curious if there's any details beyond that you can provide?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President and Chief Executive Officer

Well, there's not a lot of detail that we typically provide beyond that. We'll be filing our Q later today. Some of the legal expenses we incurred during the period are expenses we don't believe will be recurring, and so that's part of the increase. We've been looking at restructuring some of our incentives for our sales team and that's contributed some of the employee cost as well as we've added a few key employees who we are -- we believe are necessary to complete our strategic initiatives. And so that really is what's creating those expenses.

Final Transcript: OCC –Q2 2017 Earning Conference Call - 06/13/17 10:00 AM

John Deysher - Pinnacle

Do you expect them to stay at the elevated levels for the balance of the year?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President and Chief Executive Officer

Well, it's hard to say. I mean, a lot of our sales expenses are dependent on sales levels. And so if sales level increase, you'd expect some of those costs to increase, but should be offset by the gains that you will see from the increase in sales. From a legal expense standpoint, we do not expect those costs to continue at the same level.

John Deysher - Pinnacle

Okay, thanks very much.

Operator

(Operator Instructions) At this time, there are no further questions in queue. I will now turn the conference back to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President and Chief Executive Officer

Okay. Thank you, Krystal. Andrew, are there any questions that were submitted by individual investors in advance of today's call?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher – Investor Relations

Neil, there were no questions submitted this quarter.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President and Chief Executive Officer

Okay. Since there's no further questions, I'd like to thank everyone for listening to our second quarter conference call today. As always, we appreciate your time and your interest in OCC. Thank you.

Operator

This concludes today's conference call. You may now disconnect, and have a wonderful day.